Exhibit 1

JOINT FILING AGREEMENT

This Joint Filing Agreement (this "Agreement") is entered into as of September 26, 2007 by and between D’Loren Realty, LLC, a limited liability company organized under the laws of the State of New York ("D’Loren Realty"), and Robert W. D’Loren, an individual United States citizen ("D’Loren").

D’Loren Realty and D’Loren hereby agree to jointly prepare and timely file (or otherwise deliver, as appropriate) all statements on Schedule 13D or amendments thereto ("13D Filings") required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended, with respect to their respective ownership of shares of common stock, par value $0.01 per share, of NexCen Brands, Inc., and each of them mutually covenants to the other that they will fully cooperate with each other in the preparation and timely filing of all such 13D Filings.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above set forth.

D’LOREN REALTY, LLC

/s/ Robert W. D’Loren
By: Robert W. D’Loren
Its: Member-Manager

/s/ Robert W. D’Loren
Robert W. D’Loren